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                                  EXHIBIT 11

                       PENN TREATY AMERICAN CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE
                                  (unaudited)


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                                   Three months                      Nine months
                                ended September 30,              ended September 30,
                                -------------------              -------------------

                                    1995        1994                1995          1994
                                    ----        ----                ----          ----
Shares outstanding,            4,671,284   4,668,831           4,671,284     4,666,725
 beginning of period

Weighted average shares
 issued during the period
 Public offering               2,065,217          --             695,971            --

 Exercise of stock options            --          --                  --         1,689

Weighted average primary
 shares outstanding            6,736,501   4,668,831           5,367,255     4,668,414
                               ---------   ---------           ---------     ---------

Net income for primary
 earnings per share            2,342,834   1,643,949           6,148,235     5,036,224


Net income per common
 primary share                     $0.35       $0.35               $1.15         $1.08

                               =========   =========           =========     =========
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